UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 18, 2017

VENTAS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-10989	61-1055020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

353 N. Clark Street, Suite 3300, Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 483-6827

Not Applicable
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Redesigned 2017 Long-Term Incentive Compensation Program under 2012 Incentive Plan

On January 18, 2017, the Executive Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Ventas, Inc. (the “Company”) approved a 2017 long-term incentive compensation program for the Company’s named executive officers (the “2017 LTIP”) and related forms of award agreement, all pursuant to the Company’s existing, shareholder-approved 2012 Incentive Plan (the “Plan”).

Unlike in prior years, when long-term incentive compensation awards were granted following and based on the satisfaction of specified performance goals (i.e., “retrospective”), performance-based awards made pursuant to the 2017 LTIP generally will be earned at a higher or lower level based on future performance (i.e., “prospective”). Under the 2017 LTIP, the aggregate target award value for each named executive officer is allocated such that 60% of the value is performance-based, in the form of performance-based restricted stock units (“pRSUs”), and 40% of the value is in the form of time-based restricted stock units (“RSUs”). The Company has eliminated qualitative or discretionary goals from the 2017 LTIP, which previously comprised 50% of the award opportunity.

The time-based RSUs vest ratably on each of the first three anniversaries of the grant date, generally subject to the continued employment of the named executive officer, and no portion of such award is vested on the date of grant. Certain of our named executive officers are also receiving one-time transition grants of time-based RSUs as a transition between our prior long-term equity incentive program and our new 2017 long-term equity incentive program. These transition awards are intended to partially mitigate the impact of a reduction in the realized pay for our named executive officers in 2018 and 2019 resulting from the transition from a backward-looking long-term equity incentive plan to a forward-looking plan because the new forward-looking pRSU awards do not pay out, if at all, until 2020. The Committee does not view these awards as a continuing feature of the long-term incentive plan and there is no intent to replicate these awards in future years.

The performance-based component of each named executive officer’s award package under the 2017 LTIP will be earned, if at all, subject to the Company’s level of achievement of three performance metrics during the three-year performance period beginning on January 1, 2017 and ending on December 31, 2019: (1) the Company’s total stockholder return relative to the MSCI REIT Index, comprising 25% of the overall award opportunity under the 2017 LTIP; (2) the Company’s total stockholder return relative to the FTSE NAREIT Equity Health Care Index, comprising 17.5% of the overall award opportunity under the 2017 LTIP; and (3) the three-year average of the ratio of the Company’s net debt to EBITDA, comprising 17.5% of the overall award opportunity under the 2017 LTIP.

The time- and performance-based awards granted to the named executive officers under the 2017 LTIP are subject to “double-trigger” vesting upon the consummation of a change in control of the Company (i.e., a qualifying termination of employment occurs within (i) six months before the public announcement of a transaction which results in a change in control of the Company, or (ii) 24 months following a change in control of the Company).

Approval of 2017 LTIP Grants to Named Executive Officers

On January 18, 2017, the Committee approved the awards under the 2017 LTIP for each named executive officer. The range of pRSU payouts is 0% - 220% of target for Ms. Cafaro and 0% - 180% for the other Named Executive Officers. Ms. Cafaro received pRSUs with a target award opportunity of 434% of her base salary with threshold and maximum award opportunities of 33% of target and 220% of target, respectively. Each Named Executive Officer other than Ms. Cafaro received pRSUs with target award opportunities ranging from 200% - 250% of their base salaries, with threshold and maximum award opportunities of 40% of target and 180% of target, respectively.

The grant date value of the time-based RSU component was equal to 289% of Ms. Cafaro’s base salary and ranged from 144% to 170% of each other Named Executive Officer’s base salary. For transition awards, Ms. Cafaro received a one-time RSU grant equal to approximately 51% of the value of her regular target annual long-term equity incentive award under 2017 LTIP. Messrs. Probst, Cobb and Riney received one-time RSU grants ranging from 57% to 59% of the value of each individual’s regular target annual long-term equity incentive award under the 2017 LTIP. The Committee does not view these transition awards as a continuing feature of the long-term incentive plan.

All awards granted pursuant to the 2017 LTIP are subject to the terms and conditions set forth in the Plan and in the applicable award agreements.

Approval of Revised Metrics in 2017 Short-Term Cash Incentive Program

On January 18, 2017, the Committee approved the use of a new Liquidity Coverage Ratio for the 2017 short-term cash incentive program, weighted at 15% of the overall award opportunity. The existing Normalized Funds From Operations per Share, Fixed Charge Coverage and Individual Performance metrics, weighted at 40%, 10% and 35%, respectively, remain in use for 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTAS, INC.

Date:	January 24, 2017	By:	/s/ T. Richard Riney
T. Richard Riney
Executive Vice President, Chief
Administrative Officer and
General Counsel